Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

News release	Exhibit 99.1

Marsh McLennan reports first quarter 2025 results
•Revenue Growth of 9%; Underlying Revenue Growth of 4%
•GAAP Operating Income Increases 4%; Adjusted Operating Income Increases 8%
•First Quarter GAAP EPS of $2.79; Adjusted EPS Increases 5% to $3.06

NEW YORK, April 17, 2025 – Marsh McLennan (NYSE: MMC), the world's leading professional services firm in the areas of risk, strategy and people, today reported financial results for the first quarter ended March 31, 2025.
John Doyle, President and CEO, said: "We had a solid start to the year with 9% revenue growth reflecting momentum across our business and the contribution from acquisitions. For the quarter, we generated 4% underlying revenue growth, 8% growth in adjusted operating income, and 5% growth in adjusted EPS."
"Marsh McLennan is a resilient business built to deliver across market cycles. Clients value our advice and solutions, particularly in uncertain times."
Consolidated Results
Consolidated revenue in the first quarter of 2025 was $7.1 billion, an increase of 9% compared with the first quarter of 2024, or 4% on an underlying basis. Operating income was $2.0 billion. Adjusted operating income, which excludes noteworthy items and identified intangible amortization expense as presented in the attached supplemental schedules, rose 8% to $2.2 billion. Net income attributable to the Company was $1.4 billion. Earnings per share decreased 1% to $2.79. Adjusted earnings per share increased 5% to $3.06 and included a benefit of 10 cents per share from favorable discrete tax items, as well as a headwind of 5 cents per share from foreign exchange. Adjusted EPS in the prior year period included a 10 cent per share benefit from favorable discrete tax items.

Risk & Insurance Services
Risk & Insurance Services revenue was $4.8 billion in the first quarter of 2025, an increase of 11%, or 4% on an underlying basis. Operating income was $1.6 billion. Adjusted operating income increased 8% to $1.8 billion.
Marsh's revenue in the first quarter of 2025 was $3.5 billion, an increase of 15%, or 5% on an underlying basis. In U.S./Canada, underlying revenue rose 4%. International operations produced underlying revenue growth of 6%, including 8% in Latin America, 6% in EMEA, and 4% in Asia Pacific.
Guy Carpenter's first quarter revenue was $1.2 billion, an increase of 5% on both a GAAP and underlying basis.
Consulting
Consulting revenue was $2.3 billion in the first quarter of 2025, an increase of 5%, or 4% on an underlying basis. Operating income was $456 million. Adjusted operating income increased 8% to $491 million.
Mercer's revenue was $1.5 billion in the first quarter of 2025, an increase of 5%, or 4% on an underlying basis. Wealth revenue increased 3% on an underlying basis, Health revenue increased 7% on an underlying basis, and Career revenue decreased 1% on an underlying basis.
Oliver Wyman’s revenue was $818 million in the first quarter of 2025, an increase of 4% on both a GAAP and underlying basis.
Other Items
The Company repurchased 1.3 million shares of stock for $300 million in the first quarter of 2025.
In the first quarter of 2025, the Company repaid $500 million of senior notes that matured in March.
Conference Call
A conference call to discuss first quarter 2025 results will be held today at 8:30 a.m. Eastern time. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event. The webcast is listen-only. Those interested in participating in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call.

About Marsh McLennan

Marsh McLennan (NYSE: MMC) is a global leader in risk, strategy and people, advising clients in 130 countries across four businesses: Marsh, Guy Carpenter, Mercer and Oliver Wyman. With annual revenue of $24 billion and more than 90,000 colleagues, Marsh McLennan helps build the confidence to thrive through the power of perspective. For more information, visit marshmclennan.com, or follow us on LinkedIn and X.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from multiple major wars and global conflicts, tariffs or changes in trade policies, slower GDP growth or recession, lower interest rates, capital markets volatility, inflation and changes in insurance premium rates;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations, or the operations of our third party vendors, and result in the disclosure of confidential client or company information;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity, data privacy and artificial intelligence regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation such as artificial intelligence;
•our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;
•the impact of changes in tax laws, guidance and interpretations, such as the implementation of the Organization for Economic Cooperation and Development international tax framework, or the increasing number of challenges from tax authorities in the current global tax environment;
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams;
•our failure to design and execute operating model changes that capture opportunities and efficiencies at the intersection of our businesses; and
•our ability to successfully integrate or achieve the intended benefits of the acquisition of McGriff.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning the Company, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$7,061	$6,473
Expense:
Compensation and benefits	3,850	3,470
Other operating expenses	1,206	1,078
Operating expenses	5,056	4,548
Operating income	2,005	1,925
Other net benefit credits	43	67
Interest income	19	37
Interest expense	(245)	(159)
Investment income	5	1
Income before income taxes	1,827	1,871
Income tax expense	415	447
Net income before non-controlling interests	1,412	1,424
Less: Net income attributable to non-controlling interests	31	24
Net income attributable to the Company	$1,381	$1,400
Net income per share attributable to the Company:
- Basic	$2.81	$2.84
- Diluted	$2.79	$2.82
Average number of shares outstanding:
- Basic	492	492
- Diluted	495	497
Shares outstanding at March 31	493	493

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31
(Millions) (Unaudited)
The Company advises clients in 130 countries. As a result, foreign exchange rate movements may impact period over period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period over period comparisons of revenue. Non-GAAP underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2025	2024
Risk and Insurance Services
Marsh (a)	$3,453	$3,003	15%	(2)%	12%	5%
Guy Carpenter	1,206	1,148	5%	(1)%	1%	5%
Subtotal	4,659	4,151	12%	(2)%	9%	5%
Fiduciary interest income	103	122
Total Risk and Insurance Services	4,762	4,273	11%	(2)%	9%	4%
Consulting
Mercer (b)	1,496	1,425	5%	(2)%	3%	4%
Oliver Wyman Group	818	789	4%	(1)%	1%	4%
Total Consulting	2,314	2,214	5%	(2)%	2%	4%
Corporate Eliminations	(15)	(14)
Total Revenue	$7,061	$6,473	9%	(2)%	7%	4%
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue*	Currency Impact	Acquisitions/ Dispositions/ Other Impact**	Non-GAAP Underlying Revenue
	2025	2024
Marsh:
EMEA	$1,059	$1,025	3%	(3)%	—	6%
Asia Pacific	335	336	—	(2)%	(1)%	4%
Latin America	124	125	(1)%	(9)%	—	8%
Total International	1,518	1,486	2%	(3)%	—	6%
U.S./Canada (a)	1,935	1,517	28%	—	24%	4%
Total Marsh	$3,453	$3,003	15%	(2)%	12%	5%
Mercer:
Wealth (b)	$670	$672	—	(2)%	(1)%	3%
Health (b)	608	538	13%	(2)%	8%	7%
Career	218	215	2%	(2)%	5%	(1)%
Total Mercer	$1,496	$1,425	5%	(2)%	3%	4%

(a)Acquisitions, dispositions and other in 2025 includes the impact of McGriff.
(b)Acquisitions, dispositions and other in 2024 includes a net gain from the sale of the U.K. pension administration and U.S. health and benefits administration businesses, that comprised of a gain in Wealth, offset by a loss in Health.

* Rounded to whole percentages. Components of revenue may not add due to rounding.
** Acquisitions, dispositions and other includes the impact of current and prior year items excluded from the calculation of non-GAAP underlying revenue for comparability purposes. Details on these items are provided in the reconciliation of non-GAAP revenue to GAAP revenue tables included in this release.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G and item 10(e) Regulation S-K in accordance with the Securities Exchange Act of 1934. These measures are: non-GAAP revenue, adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
In the first quarter of 2025, the Company changed its methodology to report adjusted operating income (loss), adjusted income, net of tax and adjusted EPS to exclude the impact of intangible amortization and other net benefit credits. Prior year results are presented using the new methodology for comparative purposes.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items and identified intangible amortization expense from the Company's GAAP operating income (loss). The following tables reconcile adjusted operating income (loss) to GAAP operating income (loss) on a consolidated and reportable segment basis for the three months ended March 31, 2025 and 2024. The following tables also present adjusted operating margin. For the three months ended March 31, 2025 and 2024, adjusted operating margin is calculated by dividing the sum of adjusted operating income by consolidated or segment adjusted revenue. The Company's adjusted revenue used in the determination of adjusted operating margin is calculated by excluding the impact of certain noteworthy items from the Company's GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2025
Operating income (loss)	$1,613	$456	$(64)	$2,005
Operating margin	33.9%	19.7%	N/A	28.4%
Add (deduct) impact of noteworthy items:
Restructuring (a)	23	8	1	32
Changes in fair value of contingent consideration	3	6	—	9
McGriff integration and retention related costs	69	—	—	69
Acquisition related costs	7	2	—	9
Gain on consolidation and disposal of business (b)	(28)	—	—	(28)
Total noteworthy items	74	16	1	91
Identified intangible amortization expense	120	19	—	139
Operating income adjustments	194	35	1	230
Adjusted operating income (loss)	$1,807	$491	$(63)	$2,235
Adjusted operating margin	38.2%	21.2%	N/A	31.8%

Three Months Ended March 31, 2024
Operating income (loss)	$1,565	$432	$(72)	$1,925
Operating margin	36.6%	19.5%	N/A	29.7%
Add (deduct) impact of noteworthy items:
Restructuring	22	11	9	42
Changes in fair value of contingent consideration	5	1	—	6
Acquisition and disposition related costs (c)	1	21	—	22
Disposal of business (b)	—	(21)	—	(21)
Total noteworthy items	28	12	9	49
Identified intangible amortization expense	79	11	—	90
Operating income adjustments	107	23	9	139
Adjusted operating income (loss)	$1,672	$455	$(63)	$2,064
Adjusted operating margin	39.1%	20.7%	N/A	32.0%

(a)Costs in 2025 primarily include severance and lease exit charges for remaining restructuring activities.
(b)Gain on sale of a business and a gain on remeasurement of an investment. In 2024, amount includes the net gain on sale of the Mercer U.K. pension administration and U.S. health and benefits administration businesses. These amounts are included in revenue in the consolidated statements of income and excluded from non-GAAP revenue and adjusted revenue used in the calculation of adjusted operating margin.
(c)Primarily reflects exit costs for the disposition of the Mercer U.K. pension administration and U.S. health and benefits administration businesses.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(In millions, except per share data)
(Unaudited)
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by the average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$1,412			$1,424
Less: Non-controlling interest, net of tax		31			24
Subtotal		$1,381	$2.79		$1,400	$2.82
Operating income adjustments	$230			$139
Other net benefit credits	(43)			(67)
Investments adjustment	(2)			(1)
Income tax effect of adjustments (a)	(50)			(18)
		135	0.27		53	0.10
Adjusted income, net of tax		$1,516	$3.06		$1,453	$2.92

(a)For items with an income tax impact, the tax effect was calculated using an estimated effective tax rate for each item based on jurisdiction with a blended rate for items occurring in multiple jurisdictions.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31
(Millions) (Unaudited)

	Three Months Ended March 31,
	2025	2024
Consolidated
Compensation and benefits	$3,850	$3,470
Other operating expenses	1,206	1,078
Total expenses	$5,056	$4,548

Depreciation and amortization expense	$88	$99
Identified intangible amortization expense	139	90
Total	$227	$189

Risk and Insurance Services
Compensation and benefits	$2,451	$2,118
Other operating expenses	698	590
Total expenses	$3,149	$2,708

Depreciation and amortization expense	$50	$46
Identified intangible amortization expense	120	79
Total	$170	$125

Consulting
Compensation and benefits	$1,363	$1,314
Other operating expenses	495	468
Total expenses	$1,858	$1,782

Depreciation and amortization expense	$24	$37
Identified intangible amortization expense	19	11
Total	$43	$48

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,604	$2,398
Cash and cash equivalents held in a fiduciary capacity	11,579	11,276
Net receivables	7,872	7,156
Other current assets	1,406	1,287
Total current assets	22,461	22,117

Goodwill and intangible assets	28,274	28,126
Fixed assets, net	840	859
Pension related assets	2,021	1,914
Right of use assets	1,477	1,498
Deferred tax assets	250	237
Other assets	1,692	1,730
TOTAL ASSETS	$57,015	$56,481

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,667	$519
Accounts payable and accrued liabilities	3,450	3,402
Accrued compensation and employee benefits	1,798	3,620
Current lease liabilities	327	325
Accrued income taxes	554	376
Dividends payable	400	—
Fiduciary liabilities	11,579	11,276
Total current liabilities	19,775	19,518

Long-term debt	18,862	19,428
Pension, post-retirement and post-employment benefits	832	840
Long-term lease liabilities	1,563	1,590
Liabilities for errors and omissions	309	305
Other liabilities	1,406	1,265

Total equity	14,268	13,535
TOTAL LIABILITIES AND EQUITY	$57,015	$56,481

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating cash flows:
Net income before non-controlling interests	$1,412	$1,424
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	227	189
Non-cash lease expense	73	67
Share-based compensation expense	112	103
Net (gain) on investments, disposition of assets and other	(39)	(28)

Changes in assets and liabilities:
Accrued compensation and employee benefits	(1,858)	(1,779)
Provision for taxes, net of payments and refunds	178	209
Net receivables	(599)	(742)
Other changes to assets and liabilities	9	(59)
Contributions to pension and other benefit plans in excess of current year credit	(55)	(88)
Operating lease liabilities	(82)	(77)
Net cash used by operations	(622)	(781)
Financing cash flows:
Purchase of treasury shares	(300)	(300)
Net proceeds from issuance of commercial paper	1,048	50
Proceeds from issuance of debt	—	989
Repayments of debt	(505)	(1,004)
Net issuance of common stock from treasury shares	(9)	(56)
Net distributions of non-controlling interests and deferred/contingent consideration	(53)	(19)
Dividends paid	(405)	(354)
Change in fiduciary liabilities	86	829
Net cash (used for) provided by financing activities	(138)	135
Investing cash flows:
Capital expenditures	(55)	(87)
Purchases of long-term investments and other	(10)	(10)
Sales of long-term investments	84	4
Dispositions	25	26
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(18)	(301)
Net cash provided by (used for) investing activities	26	(368)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	243	(228)
(Decrease) in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(491)	(1,242)
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	13,674	14,152
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$13,183	$12,910

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
Balance at March 31,	2025	2024
(In millions)
Cash and cash equivalents	$1,604	$1,452
Cash and cash equivalents held in a fiduciary capacity	11,579	11,458
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$13,183	$12,910

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)
Non-GAAP revenue isolates the impact of foreign exchange rate movements and certain transaction-related items from the current period GAAP revenue. The non-GAAP revenue measure is presented on a constant currency basis, excluding the impact of foreign currency fluctuations. The Company isolates the impact of foreign exchange rate movements period over period, by translating the current period foreign currency GAAP revenue into U.S. Dollars based on the difference in the current and corresponding prior period exchange rates. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period over period comparisons of revenue and are consistently excluded from current and prior period GAAP revenues for comparability purposes. Percentage changes, referred to as non-GAAP underlying revenue, are calculated by dividing the period over period change in non-GAAP revenue by the prior period non-GAAP revenue.
The following table provides the reconciliation of GAAP revenue to non-GAAP revenue:

	2025				2024
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Risk and Insurance Services
Marsh (a)	$3,453	$53	$(365)	$3,141	$3,003	$(8)	$2,995
Guy Carpenter	1,206	13	(15)	1,204	1,148	—	1,148
Subtotal	4,659	66	(380)	4,345	4,151	(8)	4,143
Fiduciary interest income	103	1	(5)	99	122	—	122
Total Risk and Insurance Services	4,762	67	(385)	4,444	4,273	(8)	4,265
Consulting
Mercer (b)	1,496	32	(70)	1,458	1,425	(22)	1,403
Oliver Wyman Group	818	8	(9)	817	789	(4)	785
Total Consulting	2,314	40	(79)	2,275	2,214	(26)	2,188
Corporate Eliminations	(15)	—	—	(15)	(14)	—	(14)
Total Revenue	$7,061	$107	$(464)	$6,704	$6,473	$(34)	$6,439
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

	2025				2024
Three Months Ended March 31,	GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue	GAAP Revenue	Acquisitions/ Dispositions/ Other Impact	Non-GAAP Revenue
Marsh:
EMEA	$1,059	$28	$2	$1,089	$1,025	$(1)	$1,024
Asia Pacific	335	8	—	343	336	(4)	332
Latin America	124	11	—	135	125	—	125
Total International	1,518	47	2	1,567	1,486	(5)	1,481
U.S./Canada (a)	1,935	6	(367)	1,574	1,517	(3)	1,514
Total Marsh	$3,453	$53	$(365)	$3,141	$3,003	$(8)	$2,995
Mercer:
Wealth (b)	$670	$15	$(60)	$625	$672	$(66)	$606
Health (b)	608	12	—	620	538	44	582
Career	218	5	(10)	213	215	—	215
Total Mercer	$1,496	$32	$(70)	$1,458	$1,425	$(22)	$1,403

(a)Acquisitions, dispositions and other in 2025 includes the impact of McGriff.
(b)Acquisitions, dispositions and other in 2024 includes a net gain of $21 million from the sale of the U.K. pension administration and U.S. health and benefits administration businesses, that comprised of a $66 million gain in Wealth, offset by a $45 million loss in Health.

Note: Amounts in the tables above are rounded to whole numbers.